As filed with the United States Securities and Exchange Commission on November 14, 2007
Registration No. 333-142693

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LEVITT CORPORATION
(Exact name of registrant as specified in its charter)

Florida	11-3675068

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 958-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Alan B. Levan
Levitt Corporation
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 958-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Alison W. Miller
Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
(305) 789-3200
     Approximate date of commencement of proposed sale to the public: Not applicable.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering.     ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

DEREGISTRATION OF SECURITIES
     Levitt Corporation (the “Company”) previously registered up to 100,000,000 shares of its Class A Common Stock pursuant to a Registration Statement on Form S-3 (File No. 333-142693), filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2007, as amended by Amendment No. 1 thereto, filed with the Commission on August 28, 2007 (as so amended, the “Registration Statement”). The Registration Statement, which was declared effective by the Commission on August 29, 2007, related to the Company’s distribution to its shareholders of rights to purchase shares of its Class A Common Stock (the “Rights Offering”). In the Rights Offering, the Company distributed to each holder of record of the Company’s Class A Common Stock or Class B Common Stock as of August 27, 2007 5.0414 subscription rights for each share of such stock owned on that date, and each whole subscription right entitled the holder thereof to purchase one share of Class A Common Stock at the purchase price of $2.00 per share. The Rights Offering expired at 5:00 p.m., Eastern time, on October 1, 2007. The Company sold 76,424,066 shares of its Class A Common Stock in the Rights Offering. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister the 23,575,934 shares of Class A Common Stock not sold in the Rights Offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida, on the 14th day of November, 2007.

LEVITT CORPORATION
By:	/s/ Alan B. Levan
Alan B. Levan
Chairman of the Board of Directors and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Alan B. Levan Alan B. Levan	Chairman of the Board and Chief Executive Officer	November 14, 2007
* John E. Abdo	Vice-Chairman of the Board	November 14, 2007
/s/ George P. Scanlon George P. Scanlon	Executive Vice President and Chief Financial Officer	November 14, 2007
/s/ Jeanne T. Prayther Jeanne T. Prayther	Chief Accounting Officer	November 14, 2007
* James Blosser	Director	November 14, 2007
* Darwin C. Dornbush	Director	November 14, 2007
* S. Lawrence Kahn, III	Director	November 14, 2007
* Alan Levy	Director	November 14, 2007
* Joel Levy	Director	November 14, 2007
* William R. Nicholson	Director	November 14, 2007
* William R. Scherer	Director	November 14, 2007

*By:	/s/ Alan B. Levan
Alan B. Levan,
Attorney-in-fact

3